Exhibit 8.2

February 18, 2025

Canada

c/o Department of Finance

13th Floor, 90 Elgin Street

Ottawa, Ontario

Canada K1A OG5

Dear Sirs/Mesdames:

Re: Canada – Registration Statement

We have reviewed the discussion set forth under the heading “Tax Matters—Canadian Federal Income Tax Consequences” in the prospectus of Canada dated December 20, 2024 included in the registration statement of Canada filed with the Securities and Exchange Commission on December 20, 2024 (the “Registration Statement”) with respect to debt securities to be issued by Canada. Subject to the assumptions, qualifications and limitations described therein, we hereby confirm that the statements of Canadian federal tax law and legal conclusion set forth therein represent our opinion.

Our opinion is expressed only with respect to the Income Tax Act (Canada) (the “Act”) in force on the date hereof and the regulations thereunder (the “Regulations”), proposed amendments to the Act and the Regulations publicly announced prior to the date hereof and the current administrative practices and policies published by the Canada Revenue Agency. We do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission.

Yours truly,

/s/ Stikeman Elliott LLP